Exhibit 10.6

Execution Copy

CERTIFICATE OF DESIGNATION OF THE RELATIVE RIGHTS AND PREFERENCES

OF THE

SERIES C CONVERTIBLE PREFERRED STOCK

OF

SATCON TECHNOLOGY CORPORATION

The undersigned, the Chief Executive Officer of SatCon Technology Corporation, a Delaware corporation (the “Company”), in accordance with the provisions of the Delaware General Corporation Law, does hereby certify that, pursuant to the authority conferred upon the Company’s Board of Directors (the “Board”) by the Certificate of Incorporation of the Company, the following resolution creating a series of Series C Convertible Preferred Stock, was duly adopted on November 6, 2007:

RESOLVED, that pursuant to the authority expressly granted to and vested in the Board by provisions of the Certificate of Incorporation of the Company (the “Certificate of Incorporation”), there hereby is created out of the shares of Preferred Stock, par value $.01 per share, of the Company authorized in Article IV of the Certificate of Incorporation (the “Preferred Stock”), a series of Preferred Stock of the Company, to be named “Series C Convertible Preferred Stock,” consisting of 30,000  shares, which series shall have the following designations, powers, preferences and relative and other special rights and the following qualifications, limitations and restrictions:

1.             Designation and Rank.  The designation of such series of the Preferred Stock shall be the Series C Convertible Preferred Stock, par value $.01 per share (the “Series C Preferred Stock”).  The maximum number of shares of Series C Preferred Stock shall be 30,000 shares.  The Series C Preferred Stock shall rank senior to the common stock, par value $.01 per share (the “Common Stock”), and to all other classes and series of equity securities of the Company which by their terms rank junior to the Series C Preferred Stock (“Junior Stock”).  The Series C Preferred Stock shall rank on parity with the Company’s Series B Convertible Preferred Stock, par value $.01 per share (the “Series B Preferred Stock”), and all other classes and series of equity securities of the Company created after the Issuance Date, if any, which by their terms rank on parity with the Series C Preferred Stock (the Series B Preferred Stock and such other classes and series of equity securities are collectively referred to herein as “Parity Stock”).  The Series C Preferred Stock shall be subordinate to and rank junior to all indebtedness of the Company now or hereafter outstanding.

2.             Dividends.

(a)           The holders of record of shares of Series C Preferred Stock shall be entitled to receive, out of any assets at the time legally available therefor and when and as declared by the Board, dividends at the rate of five percent (5%) of the Stated Liquidation Preference Amount (defined below) per share per annum commencing on the date of issuance (the “Issuance Date”) of the Series C Preferred Stock.  Dividends on the Series C Preferred Stock shall be cumulative, shall accrue, whether or not declared, and be payable quarterly in cash or, at the Company’s option, added to the Stated Liquidation Preference Amount (as defined in Section 4(a) below).

(b)           So long as any shares of Series C Preferred Stock are outstanding, the Company shall not declare, pay or set apart for payment any dividend or make any Distribution (defined below) on any Series B Preferred Stock (other than dividends or Distributions paid on the Series B Preferred Stock in Common Stock in accordance with the terms of the Series B Preferred Stock) or Junior Stock (other than dividends or Distributions on Common Stock payable solely in shares of Common Stock), unless at the time of such dividend or Distribution the Company shall have paid all accrued and unpaid dividends on the outstanding shares of Series C Preferred Stock.

(c)           In addition, so long as any shares of Series C Preferred Stock are outstanding, the Company shall not declare, pay or set apart for payment any dividend or make any Distribution on any Common Stock (other than dividends or Distributions on Common Stock payable solely in shares of Common Stock), unless at the time of such dividend or Distribution the Company simultaneously pays a dividend or Distribution on each outstanding share of Series C Preferred Stock in an amount equal to the product of (i) the dividend or Distribution payable on each share of Common Stock and (ii) the number of shares of Common Stock issuable upon conversion of a share of Series C Preferred Stock, calculated on the record date for determination of holders entitled to receive such dividend or Distribution.

(d)           Whenever a Distribution provided for in this Section 2 shall be payable in property other than cash, such property shall be valued at its fair market value as determined by an independent appraiser appointed by the Board and reasonably acceptable to the holders of a majority of the shares of Series C Preferred Stock then outstanding.  For purposes hereof, “Distribution” shall mean the transfer of cash or other property without consideration, whether by way of dividend or otherwise, other than dividends on Common Stock payable in Common Stock, dividends on the Series B Preferred Stock payable in Common Stock, or the purchase or redemption of shares of the Company for cash or property other than: (i) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Company upon termination of their employment or services pursuant to agreements providing for the right of said repurchase at the lower of the original purchase price or the then-current fair market value thereof, (ii) the redemption of the Series B Preferred Stock or (iii) the redemption of the Series C Preferred Stock provided in Section 7 below.

3.             Voting Rights.

(a)           General.  The holders of Series C Preferred Stock shall be entitled to notice of all meetings of stockholders in accordance with the Company’s Bylaws. On any matter presented to the stockholders of the Company for their action or consideration at any meeting of stockholders of the Company (or by written consent of stockholders in lieu of meeting), each holder of outstanding shares of Series C Preferred Stock shall be entitled to cast the number of votes equal to quotient determined by dividing (i) the Series C Original Issue Price of the shares of Series C Preferred Stock held by such holder as of the record date for determining stockholders entitled to vote on such matter by (ii) $1.44 (as adjusted for any stock dividends, combinations, splits and the like with respect to shares of Common Stock).  Except as provided by law or by Section 3(b) below, holders of Series C Preferred Stock shall vote together with the holders of Common Stock as a single class.  Notwithstanding the foregoing, neither the shares of Series C Preferred Stock nor any shares of Common Stock issued or issuable thereunder shall be entitled to cast votes on any resolution to obtain Stockholder Approval (as defined in Section 6(b)).

(b)           Class Voting Rights.  The Series C Preferred Stock shall have the following class voting rights.  So long as any shares of the Series C Preferred Stock remain outstanding, the Company shall not take, and shall not permit any subsidiary of the Company to take the actions listed below, including in each case by means of merger, consolidation, reclassification or otherwise, without the affirmative vote or consent of the Requisite Majority (defined below), given in person or by proxy, either in writing or at a meeting, in which the holders of the Series C Preferred Stock vote separately as a class.  The “Requisite Majority” shall mean, with respect to subsections (iv), (v) and (xiii) below, the holders of at least 50.0% of the shares of the Series C Preferred Stock outstanding at the time, and otherwise, the holders of at least 67.0% of the shares of the Series C Preferred Stock outstanding at the time.

(i)            Authorize, create or issue (A) any class or series of preferred stock or other equity securities having rights, preferences or privileges on a parity with or senior to the Series C Preferred Stock in any respect, or (B) any securities convertible into, exchangeable for or evidencing the right to purchase or otherwise receive any such preferred stock or equity securities;

(ii)           increase or decrease the total number of authorized shares of Series C Preferred Stock;

(iii)          amend or modify the Certificate of Incorporation (including this Certificate of Designation) or By-Laws of the Company so as to adversely affect any right, preference, privilege or voting power of the Series C Preferred Stock;

(iv)          repurchase or redeem any shares of the Company’s Series B Preferred Stock or Junior Stock (other than (i) repurchases of stock from former employees, officers, directors, consultants or other persons who performed services for the Company or any subsidiary in connection with the cessation of such employment or service at the lower of the original purchase price or the then-current fair market value thereof and (ii) redemptions of the Series B Preferred Stock pursuant to Section 8(a) or Section 8(b) of the Certificate of Designation setting forth the rights and preferences of the Series B Preferred Stock);

(v)           pay or declare any dividend or make any distribution on, any shares of the Company’s Junior Stock (other than dividends or other distributions payable on the Common Stock solely in the form of additional shares of Common Stock);

(vi)          incur or permit any subsidiary to incur any indebtedness for borrowed money, if the aggregate indebtedness of the Company and its subsidiaries for borrowed money following such action would exceed the sum of five million dollars ($5,000,000) plus the indebtedness of the Company that exists on the First Tranche Closing Date (as defined in that certain Stock and Warrant Purchase Agreement by and among the Company and the initial holders of Series C Preferred Stock, dated November 8, 2007 (the “Purchase Agreement”));

(vii)         effect a Liquidation (defined in Section 4(a) below), consummate a Reorganization Event (defined in Section 4(b) below) or dispose, transfer or license any material assets, technology or intellectual property of the Company or a subsidiary, other than non-exclusive licenses in connection with sales of Company or subsidiary products in the ordinary course of business;

(viii)        consummate any transaction that results in the transfer or issuance of securities, or options, warrants or other rights to receive securities of a subsidiary or any other transaction following which a subsidiary no longer remains wholly owned by the Corporation or pursuant to which any third party has a right to purchase securities of a subsidiary;

(ix)           increase or decrease the authorized number of directors constituting the Board;

(x)            encumber or grant a security interest in all or substantially all or a material part of the assets of the Company or a subsidiary except to secure indebtedness permitted under clause (vi) above, provided that such indebtedness is approved by the Board;

(xi)           acquire a material amount of assets of another entity, through a merger, purchase of assets, purchase of capital stock or otherwise;

(xii)          prior to obtaining Stockholder Approval (as defined in Section 6(b)), (A) issue any Additional Shares of Common Stock (as defined in Section 5(e)(iv)) at a price less than the Conversion Price then in effect or (B) issue any Convertible Securities or Common Stock Equivalents with an Aggregate Per Common Share Price (as such terms are defined in Section 5(e)) less than the Conversion Price then in effect; provided, however, that this Section 3(b)(xii) shall not apply with respect to issuances of Excluded Securities (as defined in Section 5(e)(viii); or

(xiii)         enter into any agreement to do or cause to be done any of the foregoing.

(c)           Renunciation under Section 122(17).  Pursuant to Section 122(17) of the General Corporation Law of the State of Delaware, the Company renounces any interest or expectancy of the Company in, or being offered an opportunity to participate in, business opportunities that are presented to one or more of the Series C Directors (defined below) in such person’s capacity as a partner, employee or affiliate of an entity that is a holder of Series C Preferred Stock and that is in the business of investing and reinvesting in other entities.  “Series C Directors” shall mean the directors nominated to the Board by the holders of Series C Preferred Stock.

4.             Liquidation Preference.

(a)           In the event of the liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary (a “Liquidation”), the holders of shares of the Series C Preferred Stock then outstanding shall be entitled to receive, out of the assets of the Company available for distribution to its stockholders before any payment shall be made to the holders of Junior Stock by reason of their ownership thereof, an amount per share equal to the greater of (i) the Series C Original Issue Price (defined below) plus any dividends accrued but unpaid thereon (the “Stated Liquidation Preference Amount”) or (ii) such amount per share as would have been payable had all shares of Series C Preferred Stock been converted into Common Stock pursuant to Section 5 immediately prior to such Liquidation (the amount payable to the holders of Series C Preferred Stock pursuant to clause (i) or (ii) of this sentence is hereinafter referred to as the “Series C Liquidation Amount”).  If upon any such Liquidation, the assets of the Company available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series C Preferred Stock the full amount to which they shall be entitled under this Section 4(a) and the holders of shares of Parity Stock the full amount to which they shall be entitled pursuant to the terms of such Parity Stock, the holders of shares of Series C Preferred Stock and the holders of shares of Parity Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.  The liquidation payment with respect to each outstanding fractional share of Series C Preferred Stock shall be equal to a ratably proportionate amount of the liquidation payment with respect to each outstanding share of Series C Preferred Stock.  All payments for which this Section 4(a) provides shall be in cash, property (valued at its fair market value as determined by an independent appraiser reasonably acceptable to the holders of a majority of the shares of Series C Preferred Stock then outstanding) or a combination thereof; provided, however, that no cash shall be paid to holders of Junior Stock unless each holder of the outstanding shares of Series C Preferred Stock has been paid in cash the full amount to which such holder shall be entitled under this Section 4(a).  After payment of the full Series C Liquidation Amount, such holders of shares of Series C Preferred Stock will not be entitled to any further participation as such in any distribution of the assets of the Company.  The “Series C Original Issue Price” shall be $1,000 per share of Series C Preferred Stock and shall be adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares.

(b)           For purposes hereof, (i) the sale, conveyance, exchange, exclusive license, lease or other transfer of all or substantially all of the intellectual property or assets of the Company and its subsidiaries taken as a whole, (ii) any acquisition of the Company by means of a consolidation, stock exchange, stock sale, merger or other form of corporate reorganization of the Company with any other entity in which the Company’s stockholders prior to the consolidation or merger own less than a majority of the voting securities of the surviving entity (or, if the surviving entity is a wholly-owned subsidiary of another corporation following such merger or consolidation, the parent corporation of such surviving entity), (iii) the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of the Corporation if substantially all of the assets of the Company and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, disposition, conveyance, exchange, excusive license, lease or other transfer is to a wholly-owned subsidiary of the Company or (iv) any transaction or series of related transactions following which the Company’s stockholders prior to such transaction or series of related transactions own less than a majority of the voting securities of the Company or surviving entity (or, if the surviving entity is a wholly-owned subsidiary of another corporation following such transaction, the parent corporation of such surviving entity) (any such event, a “Reorganization Event”) shall be deemed to be a Liquidation unless otherwise determined by the holders of 67.0% of the shares of the Series C Preferred Stock then outstanding. Notwithstanding the foregoing, any merger or reorganization exclusively between the Company and a subsidiary shall not be deemed to be a Reorganization Event.

(c)           Written notice of any Liquidation, stating a payment date and the place where the distributable amounts shall be payable, shall be given by mail, postage prepaid, no less than thirty (30) days prior to the payment date stated therein, to the holders of record of the Series C Preferred Stock at their respective addresses as the same shall appear on the books of the Company.

5.             Conversion.  The holder of Series C Preferred Stock shall have the following conversion rights (the “Conversion Rights”):

(a)           Holder’s Right to Convert.  Subject to the restrictions contained in Section 6 hereof, at any time on or after the Issuance Date, the holder of any such shares of Series C Preferred Stock may, at such holder’s option, elect to convert (a “Voluntary Conversion”) all or any portion of the shares of Series C Preferred Stock held by such person into a number of fully paid and nonassessable shares of Common Stock equal to the quotient of (i) the Stated Liquidation Preference Amount of the shares of Series C Preferred Stock being converted divided by (ii) the Conversion Price (as defined in Section 5(d) below) then in effect as of the date of the delivery by such holder of its notice of election to convert.  In the event of a notice of redemption of any shares of Series C Preferred Stock pursuant to Section 7 hereof, the Conversion Rights of the shares designated for redemption shall terminate at the close of business on the last full day preceding the date fixed for redemption, unless the redemption price is not paid on such redemption date, in which case the Conversion Rights for such shares shall continue until such price is paid in full.  In the event of a Liquidation, the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of Series C Preferred Stock.

(b)           Mechanics of Voluntary Conversion.  The Voluntary Conversion of Series C Preferred Stock shall be conducted in the following manner:

(i)            Holder’s Delivery Requirements.  To convert Series C Preferred Stock into full shares of Common Stock on any date (the “Voluntary Conversion Date”), the holder thereof shall (A) transmit by facsimile (or otherwise deliver), for receipt on or prior to 5:00 p.m., New York time on such date, a copy of a fully executed notice of conversion in the form attached hereto as Exhibit I (the “Conversion Notice”), to the Company, and (B) surrender to a common carrier for delivery to the Company as soon as practicable following such Voluntary Conversion Date but in no event later than three (3) Business Days (as defined in Section 7(f) herein) after such date the original certificates representing the shares of Series C Preferred Stock being converted (or an indemnification undertaking with respect to such shares in the case of their loss, theft or destruction) (the “Preferred Stock Certificates”) and the originally executed Conversion Notice.

(ii)           Company’s Response.  Upon receipt by the Company of a facsimile copy of a Conversion Notice, the Company shall immediately send, via facsimile, a confirmation of receipt of such Conversion Notice to such holder.  Upon receipt by the Company of a copy of the fully executed Conversion Notice, the Company or its designated transfer agent (the “Transfer Agent”), as applicable, shall, within three (3) Business Days following the date of receipt by the Company of the fully executed Conversion Notice (so long as the applicable Preferred Stock Certificates and original Conversion Notice are received by the Company on or before such third Business Day), issue and deliver to the Depository Trust Company (“DTC”) account on the holder’s behalf via the Deposit Withdrawal Agent Commission System (“DWAC”) as specified in the Conversion Notice, registered in the name of the holder or its designee, for the number of shares of Common Stock to which the holder shall be entitled.  Notwithstanding the foregoing to the contrary, the Company or its designated transfer agent shall only be required to issue and deliver the shares to the DTC on a holder’s behalf via DWAC if such conversion is in connection with a sale and all requirements to effect such DWAC have been met, including, but not limited to, such shares being registered for resale pursuant to an effective registration statement and satisfaction of applicable prospectus delivery requirements, if any.  If the Company or its designated transfer agent cannot issue the shares to a holder via DWAC because the aforementioned conditions are not satisfied, the Company shall deliver physical certificates to the holder or its designee.  If the number of shares of Series C Preferred Stock represented by the Preferred Stock Certificate(s) submitted for conversion is greater than the number of shares of Series C Preferred Stock being converted, then the Company shall, as soon as practicable and in no event later than three (3) Business Days after receipt of the Preferred Stock Certificate(s) and at the Company’s expense, issue and deliver to the holder a new Preferred Stock Certificate representing the number of shares of Series C Preferred Stock not converted.

(iii)          Dispute Resolution.  In the case of a dispute as to the arithmetic calculation of the number of shares of Common Stock to be issued upon conversion, the Company shall cause its Transfer Agent to promptly issue to the holder the number of shares of Common Stock that is not disputed and shall submit the arithmetic calculations to the holder via facsimile as soon as possible, but in no event later than two (2) Business Days after receipt of such holder’s Conversion Notice.  If such holder and the Company are unable to agree upon the arithmetic calculation of the number of shares of Common Stock to be issued upon such conversion within one (1) Business Day of such disputed arithmetic calculation being submitted to the holder, then the Company shall within one (1) Business Day submit via facsimile the disputed arithmetic calculation of the number of shares of Common Stock to be issued upon such conversion to the Company’s independent, outside accountant.  The Company shall cause the accountant to perform the calculations and notify the Company and the holder of the results no later than seventy-two (72) hours from the time it receives the disputed calculations.  Such accountant’s calculation shall be binding upon all parties absent manifest error.  The reasonable expenses of such accountant in making such determination shall be paid by the Company, in the event the holder’s calculation was correct, or by the holder, in the event the Company’s calculation was correct, or equally by the Company and the holder in the event that neither the Company’s or the holder’s calculation was correct.  The period of time in which the Company is required to effect conversions or redemptions under this Certificate of Designation shall be tolled with respect to the subject conversion or redemption pending resolution of any dispute by the Company made in good faith and in accordance with this Section 5(b)(iii).

(iv)          Record Holder.  The person or persons entitled to receive the shares of Common Stock issuable upon a conversion of the Series C Preferred Stock shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.

(v)           Company’s Failure to Timely Convert.  Other than as a result of the restrictions contained in Section 6 hereof, if within three (3) Business Days of the Company’s receipt of an executed copy of the Conversion Notice (so long as the applicable Preferred Stock Certificates and original Conversion Notice are received by the Company on or before such third Business Day) (the “Share Delivery Period”) the Transfer Agent shall fail to issue and deliver to a holder the number of shares of Common Stock to which such holder is entitled upon such holder’s conversion of the Series C Preferred Stock or to issue a new Preferred Stock Certificate representing the number of shares of Series C Preferred Stock to which such holder is entitled pursuant to Section 5(b)(ii) (a “Conversion Failure”), in addition to all other available remedies which such holder may pursue hereunder and under the Purchase Agreement (including indemnification pursuant to Article VII thereof), the Company shall pay additional damages to such holder on each Business Day after such third (3rd) Business Day that such conversion is not timely effected in an amount equal 0.5% of the product of (A) the sum of the number of shares of Common Stock not issued to the holder on a timely basis pursuant to Section 5(b)(ii) and to which such holder is entitled and, in the event the Company has failed to deliver a Preferred Stock Certificate to the holder on a timely basis pursuant to Section 5(b)(ii), the number of shares of Common Stock issuable upon conversion of the shares of Series C Preferred Stock represented by such Preferred Stock Certificate, as of the last possible date which the Company could have issued such Preferred Stock Certificate to such holder without violating Section 5(b)(ii) and (B) the highest Closing Price (as defined in Section 5(c)(i) below) of the Common Stock during the period commencing on such third (3rd) Business Day that such conversion is not timely effected and ending on the date of delivery of such Common Stock and such Preferred

Stock Certificate, as the case may be, to such holder without violating Section 5(b)(ii).  If the Company fails to pay the additional damages set forth in this Section 5(b)(v) within five (5) Business Days of the date incurred, then such payment shall bear interest at the rate of 2.0% per month (pro rated for partial months) until such payments are made.

(c)           Company’s Right to Convert.

(i)            Subject to the restrictions contained in Section 6 hereof, at any time on or after the second anniversary of the Issuance Date, if the average Closing Price (as defined below) of the Company’s Common Stock for any immediately preceding 180-day period exceeds $7.00 (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Common Stock), the Company will have the right, but not the obligation, to convert (the “Company Conversion Right”) each outstanding share of Series C Preferred Stock into a number of fully paid and nonassessable shares of Common Stock equal to the quotient of (i) the Stated Liquidation Preference Amount divided by (ii) the Conversion Price in effect as of the Company Conversion Date (as defined below).  As used herein, “Closing Price” means, for any date, the price determined by the first of the following clauses that applies:  (a) if the Common Stock is then listed or quoted on a national securities exchange, the closing bid price per share of the Common Stock for such date (or the nearest preceding date) on the primary exchange on which the Common Stock is then listed or quoted; (b) if prices for the Common Stock are then quoted on the OTC Bulletin Board, the closing bid price per share of the Common Stock for such date (or the nearest preceding date) so quoted; or (c) if prices for the Common Stock are then reported in the “Pink Sheets” published by the National Quotation Bureau Incorporated (or a similar organization or agency succeeding to its functions of reporting prices), the most recent closing bid price per share of the Common Stock so reported.

(ii)           To exercise a Company Conversion Right, the Company shall deliver to each holder of record of Series C Preferred Stock an irrevocable written notice (a “Company Conversion Notice”), indicating the effective date of the conversion (the “Company Conversion Date”).

(iii)          On the Company Conversion Date, the outstanding shares of Series C Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its Transfer Agent; provided, however, that the Company shall not be obligated to issue the shares of Common Stock issuable upon conversion of any shares of Series C Preferred Stock unless certificates evidencing such shares of Series C Preferred Stock are either delivered to the Company or the holder notifies the Company that such certificates have been lost, stolen, or destroyed, and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection therewith.  Upon the occurrence of the conversion of the Series C Preferred Stock pursuant to this Section 5(c), the holders of the Series C Preferred Stock shall surrender the certificates representing the Series C Preferred Stock for which the Company Conversion Date has occurred to the Company and the Company shall cause its Transfer Agent to deliver the shares of Common Stock issuable upon such conversion (in the same manner set forth in Section 5(b)(ii)) to the holder within three (3) Business Days of the holder’s delivery of the applicable Preferred Stock Certificates.

(d)           Conversion Price.  The term “Conversion Price” shall mean $1.04 per share, subject to adjustment under Section 5(e) hereof.

(e)           Adjustments of Conversion Price.

(i)            Adjustments for Stock Splits and Combinations.  If the Company shall at any time or from time to time after the Issuance Date, effect a stock split of the outstanding Common Stock, the Conversion Price shall be proportionately decreased.  If the Company shall at any time or from time to time after the Issuance Date, combine the outstanding shares of Common Stock, the Conversion Price shall be proportionately increased.  Any adjustments under this Section 5(e)(i) shall be effective at the close of business on the date the stock split or combination becomes effective.

(ii)           Adjustments for Dividends and Distributions of Common Stock.  If the Company shall at any time or from time to time after the Issuance Date, make or issue or set a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in shares of Common Stock, then, and in each event, the Conversion Price shall be decreased as of the time of such issuance or, in the event such record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Price then in effect by a fraction:

(1)           the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date; and

(2)           the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

(iii)          Adjustment for Merger or Reorganization, etc.  If at any time or from time to time after the Issuance Date there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Company (other than a Reorganization Event deemed to be a Liquidation pursuant to Section 4(b)) in which the Common Stock (but not the Series C Preferred Stock) is converted into or exchanged for securities, cash or other property (other than a transaction covered by Section 5(e)(i), Section 5(e)(ii) or Section 5(e)(iv)), then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each share of Series C Preferred Stock shall thereafter be convertible in lieu of the Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Company issuable upon conversion of one share of Series C Preferred Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board) shall be made in the application of the provisions in this Section 5(e) with respect to the rights and interests thereafter of the holders of the Series C Preferred Stock, to the end that the provisions set forth in this Section 5(e) (including provisions with respect to changes in and other adjustments of the Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Series C Preferred Stock.

(iv)          Adjustments for Issuance of Additional Shares of Common Stock.  In the event the Company, shall, at any time and from time to time after obtaining Stockholder Approval, issue or sell any additional shares of Common Stock (otherwise than as provided in the foregoing subsections (i) through (iii) of this Section 5(e)) (the “Additional Shares of Common Stock”), at a price per share less than the Conversion Price then in effect, or without consideration, the Conversion Price then in effect upon each such issuance shall be adjusted to that price (rounded to the nearest cent) determined by multiplying the Conversion Price by a fraction:

(1)           the numerator of which shall be equal to the sum of (A) the number of shares of Common Stock outstanding immediately prior to the issuance of such Additional Shares of Common Stock plus (B) the number of shares of Common Stock (rounded to the nearest whole share) which the aggregate consideration for the total number of such Additional Shares of Common Stock so issued would purchase at a price per share equal to the Conversion Price then in effect, and

(2)           the denominator of which shall be equal to the number of shares of Common Stock outstanding immediately after the issuance of such Additional Shares of Common Stock.

No adjustment of the number of shares of Common Stock shall be made pursuant to this Section 5(e)(iv) upon the issuance of any Additional Shares of Common Stock which are issued pursuant to the exercise of any warrants or other subscription or purchase rights or pursuant to the exercise of any conversion or exchange rights in any Common Stock Equivalents, if any such adjustment shall previously have been made upon the issuance of such warrants or other rights or upon the issuance of such Common Stock Equivalents (or upon the issuance of any warrant or other rights therefore) pursuant to Section 5(e)(v).

(v)           Issuance of Common Stock Equivalents.  If the Company, at any time and from time to time after obtaining Stockholder Approval, shall issue any securities convertible into or exchangeable for, directly or indirectly, Common Stock (“Convertible Securities”), other than the Series C Preferred Stock, or any rights or warrants or options to purchase any such Common Stock or Convertible Securities, shall be issued or sold (collectively, the “Common Stock Equivalents”) and the aggregate of the price per share for which Additional Shares of Common Stock may be issuable thereafter pursuant to such

Common Stock Equivalent, plus the consideration received by the Company for issuance of such Common Stock Equivalent divided by the number of shares of Common Stock issuable pursuant to such Common Stock Equivalent (the “Aggregate Per Common Share Price”) shall be less than the Conversion Price then in effect, or if, after any such issuance of Common Stock Equivalents, the price per share for which Additional Shares of Common Stock may be issuable thereafter is amended or adjusted, and such price as so amended or adjusted shall make the Aggregate Per Common Share Price be less than Conversion Price in effect at the time of such amendment or adjustment, then the Conversion Price then in effect shall be adjusted pursuant to Section (5)(e)(iv) above assuming that all Additional Shares of Common Stock have been issued pursuant to the Convertible Securities or Common Stock Equivalents for a purchase price equal to the Aggregate Per Common Share Price.  No adjustment of the Conversion Price shall be made under this subsection (v) upon the issuance of any Convertible Security which is issued pursuant to the exercise of any warrants or other subscription or purchase rights therefor, if any adjustment shall previously have been made to the exercise price of such warrants then in effect upon the issuance of such warrants or other rights pursuant to this subsection (v).  No adjustment shall be made to the Conversion Price upon the issuance of Common Stock pursuant to the exercise, conversion or exchange of any Convertible Security or Common Stock Equivalent where an adjustment to the Conversion Price was made as a result of the issuance or purchase of any Convertible Security or Common Stock Equivalent.

(vi)          Consideration for Stock.  In the event any consideration received by the Company for any securities consists of property other than cash, the fair market value thereof at the time of issuance or as otherwise applicable shall be as determined in good faith by the Board.  In the event any Additional Shares of Common Stock or Common Stock Equivalents are issued with other assets of the Company for consideration which covers both, the consideration computed as provided in this Section (5)(e)(vi) shall be allocated among such securities and assets as determined in good faith by the Board.

(vii)         Record Date.  In case the Company shall take record of the holders of its Common Stock or any other Preferred Stock for the purpose of entitling them to subscribe for or purchase Common Stock or Convertible Securities, then the date of the issue or sale of the shares of Common Stock shall be deemed to be such record date.

(viii)        Certain Issues Excepted.  Notwithstanding anything herein to the contrary, the Company shall not be required to make any adjustment to the Conversion Price upon (i) the Company’s issuance of any Additional Shares of Common Stock and warrants therefor in connection with the acquisition of another corporation by the Company by merger, consolidation, reorganization or purchase of all or substantially all of the other corporation’s assets that is approved by the holders of at least 50% of the then outstanding shares of Series C Preferred Stock, (ii) the Company’s issuance of Additional Shares of Common Stock or warrants therefor in connection with strategic license agreements that is approved by the holders of at least 50% of the then outstanding shares of Series C Preferred Stock so long as such issuances are not for the purpose of raising capital, (iii) the Company’s issuance of Common Stock or the issuance or grants of options to purchase Common Stock pursuant to the Company’s stock option plans and employee stock purchase plans as they currently exist, (iv) the Company’s issuance of Common Stock or the issuance or grants of options to purchase Common Stock pursuant to any future stock option plan or employee stock purchase plan that is approved by the holders of at least 50% of the then outstanding shares of Series C Preferred Stock or any amendment to the Company’s existing stock option plans and employee stock purchase plans that is approved by the holders of at least 50% of the then outstanding shares of Series C Preferred Stock, (v) the issuance of Common Stock or warrants therefor in connection with any acquisition of assets, product lines or businesses that is approved by the holders of at least 50% of the then outstanding shares of Series C Preferred Stock, (vi) any issuances of Common Stock pursuant to Company 401(k) matches, (vii) any issuances of securities to consultants, financial advisers, public relations consultants or secured lenders to the Company that are approved by the holders of at least 50% of the then outstanding shares of Series C Preferred Stock, (viii) any issuances of warrants to a “Purchaser” pursuant to the Purchase Agreement (including, without limitation, any additional warrants issued as a result of the exercise of currently outstanding warrants), (ix)  the payment of any dividends on the Series C Preferred Stock or any Parity Stock, (x) any securities issued to the holders of Series C Preferred Stock or Parity Stock upon redemption of such shares of Series C Preferred Stock or Parity Stock, (xi) any securities issued pursuant to the exercise or conversion of Common Stock Equivalents granted or issued prior to the Issuance Date, and (xii) the issuance of Common Stock upon the exercise or conversion of any securities described in clauses (i) through (xi) above.  The securities described in clauses (i) through (xii) above shall be referred to herein as “Excluded Securities.”

(ix)           No Adjustment of Conversion Price.  No adjustment in the Conversion Price shall be made as the result of the issuance or deemed issuance of Additional Shares of Common Stock if the Company receives written notice from the holders of at least 50% of the then outstanding shares of Series C Preferred Stock agreeing that no such adjustment shall be made as the result of the issuance or deemed issuance of such Additional Shares of Common Stock.

(f)            No Impairment.  The Company shall not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith, assist in the carrying out of all the provisions of this Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series C Preferred Stock against impairment.

(g)           Certificates as to Adjustments.  Upon occurrence of each adjustment or readjustment of the Conversion Price, or number of shares of Common Stock issuable upon conversion of the Series C Preferred Stock pursuant to this Section 5, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of such Series C Preferred Stock a certificate setting forth such adjustment and readjustment, showing in detail the facts upon which such adjustment or readjustment is based.  The Company shall, upon written request of the holder of such affected Series C Preferred Stock, at any time, furnish or cause to be furnished to such holder a like certificate setting forth such adjustments and readjustments, the Conversion Price in effect at the time, and the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon the conversion of a share of such Series C Preferred

Stock.  Notwithstanding the foregoing, the Company shall not be obligated to deliver a certificate unless such certificate would reflect an increase or decrease of at least one percent of such adjusted amount.

(h)           Issue Taxes.  The Company shall pay any and all issue and other taxes, excluding federal, state or local income taxes, that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of shares of Series C Preferred Stock pursuant thereto; provided, however, that the Company shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

(i)            Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by facsimile or three (3) Business Days following being mailed by certified or registered mail, postage prepaid, return-receipt requested, addressed to the holder of record at its address appearing on the books of the Company.  The Company will give written notice to each holder of Series C Preferred Stock at least twenty (20) days prior to the date on which the Company closes its books or takes a record (A) with respect to any dividend or distribution upon the Common Stock, (B) with respect to any pro rata subscription offer to holders of Common Stock or (C) for determining rights to vote with respect to any Liquidation, Reorganization Event or other reorganization, recapitalization, reclassification, consolidation or merger, and in no event shall such notice be provided to such holder prior to such information being made known to the public.  The Company will also give written notice to each holder of Series C Preferred Stock at least twenty (20) days prior to the date on which any Liquidation, Reorganization Event or other reorganization, recapitalization, reclassification, consolidation or merger will take place and in no event shall such notice be provided to such holder prior to such information being made known to the public.

(j)            Fractional Shares.  No fractional shares of Common Stock shall be issued upon conversion of the Series C Preferred Stock.  In lieu of any fractional shares to which the holder would otherwise be entitled, the Company shall pay cash equal to the product of such fraction multiplied by the average of the Closing Prices of the Common Stock for the five (5) consecutive trading days immediately preceding the Voluntary Conversion Date or Company Conversion Date, as applicable.

(k)           Reservation of Common Stock.  The Company shall, so long as any shares of Series C Preferred Stock are outstanding, reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Series C Preferred Stock, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all of the Series C Preferred Stock then outstanding; provided that the number of shares of Common Stock so reserved shall at no time be less than 120% of the number of shares of Common Stock for which the shares of Series C Preferred Stock are at any time convertible.  The initial number of shares of Common Stock reserved for conversion of the Series C Preferred Stock and each increase in the number of shares so reserved shall be allocated pro rata among the holders of the Series C Preferred Stock based on the number of shares of Series C Preferred Stock held by each holder of record at the time of issuance of the Series C Preferred Stock or increase in the number of reserved shares, as the case may be.  In the event a holder shall sell or otherwise transfer any of such holder’s shares of Series C Preferred Stock, each transferee shall be allocated a pro rata portion of the number of reserved shares of Common Stock reserved for such transferor.  Any shares of Common Stock reserved and which remain allocated to any person or entity which does not hold any shares of Series C Preferred Stock shall be allocated to the remaining holders of Series C Preferred Stock, pro rata based on the number of shares of Series C Preferred Stock then held by such holder.  If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series C Preferred Stock, the Company shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Certificate of Incorporation.

(l)            Retirement of Series C Preferred Stock.  Conversion of Series C Preferred Stock shall be deemed to have been effected on the applicable Voluntary Conversion Date or Company Conversion Date, and such date is referred to herein as the “Conversion Date.”  Upon conversion of only a portion of the number of shares of Series C Preferred Stock represented by a certificate surrendered for conversion, the Company shall issue and deliver to such holder at the expense of the Company, a new certificate covering the number of shares of Series C Preferred Stock representing the unconverted portion of the certificate so surrendered as required by Section 5(b)(ii).

(m)          Regulatory Compliance.  If any shares of Common Stock to be reserved for the purpose of conversion of Series C Preferred Stock require registration or listing with or approval of any governmental authority, stock exchange or other regulatory body under any federal or state law or regulation or otherwise before such shares may be validly issued or delivered upon conversion, the Company shall, at its sole cost and expense, in good faith and as expeditiously as possible, endeavor to secure such registration, listing or approval, as the case may be.

6.             Conversion Restrictions.

(a)           Notwithstanding anything to the contrary set forth herein, until the Stockholder Meeting (as defined in the Purchase Agreement) has been held, no shares of Common Stock may be issued as a result of conversion or redemption of the Series C Preferred Stock.

(b)           Notwithstanding anything to the contrary set forth herein, unless and until Stockholder Approval is obtained, the Company shall not be obligated to issue in excess of an aggregate of 9,952,226 shares of Common Stock upon conversion or redemption of the Series C Preferred Stock, which number of shares shall be subject to adjustment for any stock dividends, combinations, splits and the like with respect to shares of Common Stock (the “Issuable Maximum”). The Issuable Maximum equals 19.99% of the number of shares of Common Stock outstanding immediately prior to the initial Issuance Date.    Each holder of Series C Preferred

Stock shall be entitled to a pro rata portion of the Issuable Maximum equal to the quotient obtained by dividing: (x) the number of shares of Series C Preferred Stock purchased by such holder pursuant to the Purchase Agreement by (y) the total number of shares of Series C Preferred Stock sold pursuant to the Purchase Agreement.  If on any Conversion Date (i) the Conversion Price then in effect is such that the number of shares of Common Stock issuable upon conversion of all outstanding shares of Series C Preferred Stock, when aggregated with shares of Common Stock previously issued upon conversion or redemption of the Series B Preferred Stock, would equal or exceed the Issuable Maximum and (ii) the Company shall not have previously obtained the vote of stockholders to approve the issuance of shares of Common Stock in excess of the Issuable Maximum pursuant to the terms hereof (“Stockholder Approval”), then the Company shall issue to the holder so requesting that number of shares of Common Stock that equals the lesser of (i) the number of shares of Common Stock issuable upon conversion of the shares of Series C Preferred Stock being converted pursuant to Section 5 hereof and (ii) the difference between (A) such holder’s pro rata portion of the Issuable Maximum minus (B) the number of shares of Common Stock previously issued to such holder hereunder.

(c)           Notwithstanding anything to the contrary set forth herein, unless and until Stockholder Approval is obtained, the number of shares of Common Stock that may be acquired by a holder of Series C Preferred Stock upon any conversion or redemption of Series C Preferred Stock shall be limited to the extent necessary to insure that, following such conversion or redemption, the total number of shares of Common Stock then beneficially owned by such holder and its Affiliates (as defined in the Purchase Agreement) and any other persons whose beneficial ownership of Common Stock would be aggregated with such holder for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), does not exceed 19.99% of the total number of issued and outstanding shares of Common Stock at that time (including for such purpose the shares of Common Stock issuable upon such conversion or redemption).  For such purposes, beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder.

(d)           If on a Conversion Date, a holder is prohibited from converting all of its shares of Series C Preferred Stock as a result of the restrictions contained in this Section 6, such shares of Series C Preferred Stock shall not be converted, shall remain issued and outstanding and shall continue to accrue dividends thereon.

7.             Redemption.

(a)           Redemption.  At any time and from time to time on or after the fourth anniversary of the Issuance Date, the holders of at least 67.0% of the then outstanding shares of Series C Preferred Stock (a “Two-Thirds Interest”) may elect to have all or any portion of the outstanding shares of Series C Preferred Stock redeemed.  Any election by a Two-Thirds Interest pursuant to this Section 7(a) shall be made by written notice to the Company (a “Redemption Election”) at least forty-five (45) days prior to the elected redemption date (a “Redemption Date”), which notice shall include the total number of shares of Series C Preferred Stock to be redeemed on the Redemption Date (the “Redemption Amount”).  The Company shall effect the redemption on a Redemption Date by paying cash or, at the Company’s election, shares of Common Stock (valued in the manner described below).  If such redemption shall be for cash, the Company shall effect the redemption, out of funds legally available therefor, by paying in cash in exchange for each share of Series C Preferred Stock to be redeemed a sum equal to the product of (i) 1.2 multiplied by (ii) the Stated Liquidation Preference Amount.  If such redemption shall be for shares of Common Stock, the Company shall effect the redemption by issuing, in exchange for each share of Series C Preferred Stock to be redeemed, that number of shares of Common Stock equal to (A) the product of (i) 1.4 multiplied by (ii) the Stated Liquidation Preference Amount divided by (B) the Market Price (as defined in Section 7(f) below) as of the Redemption Date, and rounding up to the nearest whole share.  Notwithstanding the foregoing, if the Company is limited with respect to the number of shares of Common Stock that it may issue upon such redemption pursuant to Section 6 hereof, then the Company may issue as many shares of Common Stock as is permissible under Section 6 with respect to a portion of the Stated Liquidation Preference Amount and the remainder of the Stated Liquidation Preference Amount shall be paid in cash (in each case, using the applicable formula set forth above with respect to the applicable portion of the Stated Liquidation Preference Amount).  The total amount to be paid, in either cash or shares of Common Stock, for the Series C Preferred Stock is hereinafter referred to as the “Redemption Price.”  If the Redemption Price is to be paid in cash and the Company does not have sufficient funds legally available to redeem all shares of Series C Preferred Stock to be redeemed on such Redemption Date, the Company shall redeem a pro rata portion of each holder’s redeemable shares of Series C Preferred Stock out of funds legally available therefor, based on the respective amounts which would otherwise be payable in respect of the shares to be redeemed if the legally available funds were sufficient to redeem all such shares.  At any time thereafter when additional funds of the Company are legally available for the redemption of shares of Series C Preferred Stock, such funds will immediately be used to redeem the balance of the shares which the Company has become obliged to redeem on the Redemption Date, but which it has not redeemed.  Upon a Redemption Election by a Two-Thirds Interest pursuant to this Section 7(a), all holders of Series C Preferred Stock shall be deemed to have elected to have their pro rata share of the Redemption Amount redeemed pursuant to this Section 7(a) and such election shall bind all holders of Series C Preferred Stock.

(b)           Redemption Procedure.  Within twenty (20) days following its receipt of the Redemption Election, the Company shall mail a written notice, first class postage prepaid, to each holder of record (at the close of business on the Business Day next preceding the day on which notice is given) of Series C Preferred Stock, at the address last shown on the records of the Company for such holder, notifying such holder of the receipt of such Redemption Election.  Such notice shall state the total number of shares of Series C Preferred Stock to be redeemed from such holder (based on such holder’s pro rata share or the Redemption Amount), state whether the Company intends to redeem the shares of Series C Preferred Stock in cash or shares of Common Stock, identify the place at which payment may be obtained and call upon such holder to surrender to the Company, in the manner and at the place designated, such holder’s certificate or certificates representing the shares to be redeemed (the “Redemption Notice”).  Failure of the Company to specify in the Redemption Notice whether the redemption shall be in cash or shares of Common Stock shall be deemed an election by the Company to pay the redemption price in cash.  Notwithstanding anything to the contrary contained herein, each holder of shares of Series C Preferred Stock shall have the right to elect to give effect to the conversion rights contained in Section 5 instead of giving effect to the provisions contained in this Section 7(a) with respect to the shares of Series C Preferred Stock held by such holder.

(c)           Surrender of Certificates; Payment.  On or before a Redemption Date, each holder of shares of Series C Preferred Stock to be redeemed on such Redemption Date shall surrender the certificate or certificates representing such shares (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Company to indemnify the Company against any claim that may be made against the Company on account of the alleged loss, theft or destruction of such certificate) to the Company, at the principal executive office of the Company or such other place as the Company may from time to time designate by notice to the holders of Series C Preferred Stock, and thereupon the applicable redemption price (cash or shares of Common Stock) for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof.  In the event less than all of the shares of Series C Preferred Stock represented by a certificate are redeemed, a new certificate representing the unredeemed shares of Series C Preferred Stock shall promptly be issued to such holder.  On or prior to the Redemption Date, the Company shall, to the extent sufficient funds are legally available, deposit the Redemption Price of all shares to be redeemed on the Redemption Date with a bank or trust corporation having aggregate capital and surplus in excess of $100,000,000, as a trust fund, with irrevocable instructions and authority to the bank or trust corporation to pay, on and after the Redemption Date, the Redemption Price of the shares to their respective holders upon the surrender of their stock certificates.  The balance of any funds deposited by the Company pursuant to this Section 7(c) remaining unclaimed at the expiration of three (3) months following the Redemption Date shall be returned by the bank or trust corporation to the Company promptly upon the Company’s written request.

(d)           Rights Subsequent to Redemption.  If on a Redemption Date the applicable redemption price payable upon redemption of the shares of Series C Preferred Stock to be redeemed on a Redemption Date is paid (in cash or shares of Common Stock), then notwithstanding that the certificates evidencing any of the shares of Series C Preferred Stock so called for redemption shall not have been surrendered, dividends with respect to such shares of Series C Preferred Stock shall cease to accrue after a Redemption Date and all rights with respect to such shares shall forthwith after a Redemption Date terminate, except only the right of the holders to receive the applicable redemption price upon surrender of their certificate or certificates therefor.  Notwithstanding the foregoing, if the funds of the Corporation legally available for redemption of shares of Series C Preferred Stock on the Redemption Date are insufficient to redeem the total number of shares of any Series C Preferred Stock to be redeemed on that Redemption Date, the shares of Series C Preferred Stock not redeemed shall remain outstanding and entitled to all the rights and preferences (including without limitation, accrued dividends) provided herein.

(e)           Redeemed or Otherwise Acquired Shares.  Any shares of Series C Preferred Stock that are redeemed or otherwise acquired by the Company shall be automatically and immediately cancelled and retired and shall not be reissued, sold or transferred.  The Company may not exercise any voting or other rights granted to the holders of Series C Preferred Stock following redemption.

(f)            Definitions.  For the purposes of this Certificate of Designation, the following terms shall have the meanings set forth in this Section 7(f):

(i)            “Business Day” means any day except Saturday, Sunday and any day which shall be a federal legal holiday or a day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

(ii)           “Market Price” shall mean the fair market value of a share of Common Stock, which shall mean, (A) if the Common Stock is traded on a Trading Market, the arithmetic average of the VWAP for each of the 10 Trading Days ending on the third Trading Day immediately prior to the Redemption Date and (B) if the Common Stock is not then traded on a Trading Market, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the holders of at least 50% of the then outstanding shares of Series C Preferred Stock and reasonably acceptable to the Company.

(iii)          “Trading Day” means (a) any day on which the Common Stock is listed or quoted and traded on its primary Trading Market, or (b) if the Common Stock is not then listed or quoted and traded on any Trading Market, then any Business Day.

(iv)          “Trading Market” means any national securities exchange, market or trading or quotation facility on which the Common Stock is then listed or quoted.

(v)           “VWAP” means on any particular Trading Day the volume weighted average trading price per share of Common Stock on such date on a Trading Market as reported by Bloomberg L.P., or any successor performing similar functions; provided, however, that during any period the VWAP is being determined, the VWAP shall be subject to adjustment from time to time for stock splits, stock dividends, combinations and similar events as applicable.

8.             Lost or Stolen Certificates.  Upon receipt by the Company of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of any Preferred Stock Certificates representing the shares of Series C Preferred Stock, and, in the case of loss, theft or destruction, of any indemnification undertaking by the holder to the Company and, in the case of mutilation, upon surrender and cancellation of the Preferred Stock Certificate(s), the Company shall execute and deliver new preferred stock certificate(s) of like tenor and date; provided, however, the Company shall not be obligated to re-issue Preferred Stock Certificates if the holder contemporaneously requests the Company to convert such shares of Series C Preferred Stock into Common Stock.

9.             Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief.  The remedies provided in this Certificate of Designation shall be cumulative and in addition to all other remedies available under this Certificate of Designation, at law or in equity (including a decree of specific performance and/or other injunctive relief), no remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy and nothing herein shall limit a holder’s right to pursue actual damages for any failure by the Company to comply with the terms of this Certificate of Designation.  Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the holder thereof and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof).  The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the holders of the Series C Preferred Stock and that the remedy at law for any such breach may be inadequate.  The Company therefore agrees that, in the event of any such breach or threatened breach, the holders of the Series C Preferred Stock shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

10.           Specific Shall Not Limit General; Construction.  No specific provision contained in this Certificate of Designation shall limit or modify any more general provision contained herein.  This Certificate of Designation shall be deemed to be jointly drafted by the Company and all initial purchasers of the Series C Preferred Stock and shall not be construed against any person as the drafter hereof.

11.           Failure or Indulgence Not Waiver.  No failure or delay on the part of a holder of Series C Preferred Stock in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned has executed and subscribed this Certificate and does affirm the foregoing as true this 8th day of November, 2007.

SATCON TECHNOLOGY CORPORATION

By:
	Name:	David B. Eisenhaure
	Title:	President and Chief Executive Officer

EXHIBIT I

SATCON TECHNOLOGY CORPORATION

CONVERSION NOTICE

Reference is made to the Certificate of Designation of the Relative Rights and Preferences of the Series C Preferred Stock of SatCon Technology Corporation (the “Certificate of Designation”).  In accordance with and pursuant to the Certificate of Designation, the undersigned hereby elects to convert the number of shares of Series C Preferred Stock, par value $.01 per share (the “Preferred Shares”), of SatCon Technology Corporation, a Delaware corporation (the “Company”), indicated below into shares of Common Stock, par value $.01 per share (the “Common Stock”), of the Company, by tendering the stock certificate(s) representing the share(s) of Preferred Shares specified below as of the date specified below.

Date of Conversion:

Number of Preferred Shares to be converted:

Stock certificate no(s). of Preferred Shares to be converted:

Please confirm the following information:

Conversion Price:

Number of shares of Common Stock to be issued:

Number of shares of Common Stock beneficially owned or deemed beneficially owned by the Holder on the Date of Conversion:

Please issue the Common Stock into which the Preferred Shares are being converted and, if applicable, any check drawn on an account of the Company in the following name and to the following address:

Issue to:

Facsimile Number:

Authorization:
By:
Title:

Dated: